Exhibit 10.15

EXPENSE LIMITATION AGREEMENT

ETF MANAGERS GROUP COMMODITY TRUST I

EXPENSE LIMITATION AGREEMENT, effective as of March 1, 2018, by and between ETF Managers Capital LLC (“ETFMC”) and ETF Managers Group Commodity Trust I (the “Trust”), on behalf of the Breakwave Dry Bulk Shipping ETF (the “Fund”).

WHEREAS, ETFMC and Breakwave Advisors LLC (“Breakwave”) have entered into a Licensing and Services Agreement, dated March 1, 2018 (the “CTA Agreement”), pursuant which Breakwave receives a fee based on the value of the average daily net assets of the Fund (the “CTA Fee”); and

WHEREAS, ETFMC and Breakwave have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund, and, therefore, have entered into a Fee Waiver Agreement, pursuant to which Breakwave waives the CTA Fee in order to maintain the expense ratio of the Fund at the level specified in Fee Waiver Agreement; and

WHEREAS, ETFMC and the Trust have entered into this Expense Limitation Agreement (the “Agreement”) in the event that the waiver of the CTA Fee is insufficient to maintain the expense ration of the Fund at the specified level;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged the parties hereto agree as follows:

1.      Expense Limitation.

1.1     APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to, fees of ETFMC (but excluding brokerage fees, interest expenses, and extraordinary expenses) (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, plus the CTA Fee, such excess amount (the “Excess Amount”) shall be the liability of ETFMC.

1.2       OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any year with respect to the Fund shall be 3.50% of the average daily net assets of the Fund.

2.      Term and Termination of Agreement.

This Agreement shall continue in effect through February 28, 2019, and from year to year thereafter at the option of ETFMC. This Agreement shall terminate automatically upon the termination of the CTA Agreement.

3.      Miscellaneous.

3.1       CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions thereof or otherwise affect their construction or effect.

3.2       INTERPRETATION. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust’s Declaration of Trust and Trust Agreement, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound.

3.3       DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to, the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the CTA Agreement or the Fund’s current registration statement, shall have the same meaning as and be resolved by reference to such CTA Agreement or registration statement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, effective as of the day and year first above written.

ETF Managers Capital LLC

By:	/s/ Samuel Masucci, III
Name: Samuel Masucci, III
Title: Chief Executive Officer

ETF Managers Group Commodity Trust I

By:	/s/ Samuel Masucci, III
Name: Samuel Masucci, III
Title: Principal Executive Officer